                                                                 Exhibit h(1)(e)

                              AMENDMENT NUMBER 4 TO
                      TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment, dated as of May 14, 2003 is made to the Transfer Agency and Service Agreement dated June 1, 2000, as amended (the "Agreement") between AIM Tax-Exempt Funds (the "Fund") and A I M Fund Services, Inc. ("AFS") pursuant to
Article 11 of the Agreement.

WHEREAS, the Fund and AFS desire to amend the Fee Schedule of the Agreement to reflect minor revisions, and in accordance with Article 11 of the Agreement, have agreed to execute this amendment to evidence such amendment.

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The Fee Schedule is hereby deleted in its entirety and replaced with the following:

      "1. For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent an annualized fee for shareholder accounts that are open during any monthly period as set forth below, and an annualized fee of $.70 per shareholder account that is closed during any monthly period. Both fees shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all such accounts.

                                                                   PER ACCOUNT FEE
                           FUND TYPE                                   ANNUALIZED
                           ---------                                   ----------
                           Class A, A3, B, C, R
                           and AIM Summit Fund

                           Non-Daily Accrual Funds                        $15.20

                           Class A, A3, B, C and R
                           Monthly Dividend and

                           Daily Accrual Funds                            $16.20

                           AIM Floating Rate Fund                         $17.60


      2.    Investment Credits

            The total fees due to the Transfer Agent from all funds affiliated with the Fund shall be reduced by an amount equal to the investment income earned by the Transfer Agent, if any, on the balances of the disbursement accounts for those funds.

      3.    Out-of-Pocket Expenses

            The Fund shall reimburse the Transfer Agent monthly for applicable out-of-pocket expenses relating to the procurement of the following goods and services, as they relate to the performance of the Transfer Agent's obligations set forth in Article I of the Agreement, including, but not limited to:

            - Remote access, license and usage charges paid by the Transfer Agent for use of shareholder record keeping and related systems provided by DST
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                  Systems, Inc., and used by the Transfer Agent to service
                  Shareholder accounts, including but not limited to:

                  - TA2000--Registered Trademark--, the recordkeeping system on which records related to most Shareholder accounts will be maintained;

                  - TRAC2000--Registered Trademark--, the recordkeeping system on which records related to Shareholder accounts held by and through employer-sponsored retirement plans are maintained;

                  - Automated Work Distributor(--Trademark--), a document imaging, storage and distribution system;

                  - Financial Access Network, a computer system and related software applications which will provide the necessary interfaces to allow customers to access account information residing on the TA2000 and TRAC2000 systems through aiminvestments.com; and

                  - PowerSelect(--Trademark--), a reporting database that AFS can query to produce reports derived from Shareholder account data residing on the TA2000 and TRAC2000 systems.

            -     Client specific system enhancements.

            - Computer terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines.

            -     Magnetic media tapes and related freight.

            - Microfiche, microfilm and electronic image scanning equipment, production and storage costs.

            - Telephone and telecommunication costs, including all lease, maintenance and line costs.

            - Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors.

            -     Duplicating services.

            -     Courier services.

            -     Ad hoc reports.

            - Programming costs, system access and usage fees, electronic presentment service fees, data and document delivery fees, and other related fees and costs paid by the Transfer Agent to Fiserv Solutions, Inc., which relate to the printing and delivery of the following documents to Shareholders and to each Shareholder's broker of record:

                  -     Investment confirmations;

                  -     Periodic account statements;

                  -     Tax forms; and

                  -     Redemption checks.

            - Printing costs, including, without limitation, the costs associated with printing certificates, envelopes, checks, stationery, confirmations and statements.

            -     Postage (bulk, pre-sort, ZIP+4, bar coding, first class).

            -     Shipping, certified and overnight mail and insurance.


                                       2
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            -     Certificate insurance.

            - Banking charges, including without limitation, incoming and outgoing wire charges.

            -     Check writing fees.

            -     Federal Reserve charges for check clearance.

            -     Rendering fees.

            -     Third party audit reviews.

            -     Due diligence mailings.

            -     Proxy solicitations, mailings and tabulations.

            - Shareholder information and education mailings, including, but not limited to, periodic shareholder newsletters and tax guides.

            - Such other miscellaneous expenses reasonably incurred by the Transfer Agent in performing its duties and responsibilities.

            The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing. In addition, the Fund will promptly reimburse the Transfer Agent for any other unscheduled expenses incurred by the Transfer Agent whenever the Fund and the Transfer Agent mutually agree that such expenses are not otherwise properly borne by the Transfer Agent as part of its duties and obligations under the Agreement.

      4. The fees and credits described in Paragraphs 1 and 2 above shall first be allocated to the Institutional Class, if any, of such Portfolio based upon the number of shareholder accounts holding shares of such Class relative to the total number of shareholder accounts holding all Classes of shares in the Portfolio. The Portfolio's remaining fiscal year-to-date fees and credits described in Paragraphs 1 and 2 above for shareholder accounts holding Class A, A3, B, C and/or R Class shares of each Portfolio shall be allocated among such Classes on the basis of fiscal year-to-date average net assets.

      5. Fees payable by the Transfer Agent for Ancillary Services provided to the Institutional Class, if any, of each Portfolio pursuant to
            Section 2.04 of the Agreement shall be allocated to such Institutional Class. The Portfolio's fiscal year-to-date fees payable by the Transfer Agent for Ancillary Services provided to the Class A, A3, B, C and/or R Class shares of each Portfolio pursuant to Section 2.04 of the Agreement shall be allocated among such Classes of each Portfolio based upon fiscal year-to-date average net assets of each such Class.

      6. Out-of-pocket expenses incurred by the Transfer Agent in acting as transfer agent for the AIM Funds Accounts shall first be allocated among such funds and portfolios based upon the number of shareholder accounts maintained by the Transfer Agent for such funds and portfolios. Such out-of-pocket expenses that have been allocated to a Portfolio shall be further allocated to the Institutional Class, if any, of such Portfolio based upon the number of shareholder accounts holding shares of such Class relative to the total number of shareholder accounts holding all Classes of shares in the Portfolio. The remaining amount of the Portfolio's fiscal year-to-date out-of-pocket expenses shall be further allocated among the Class A, A3, B, C and R Class shares of each Portfolio based upon fiscal year-to-date average net assets of each such Class.


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
      7. Specifically identified fees, credits and out-of-pocket expenses incurred by the Transfer Agent on behalf of one or more, but less than all, Portfolios or Classes shall be allocated solely to the affected Portfolios or Classes using the allocation methodologies described in paragraphs 4, 5 and 6 above.

      8. As used in this Fee Schedule, "AIM Funds" shall mean all investment companies and their series portfolios, if any, comprising, from time to time, the AIM Family of Funds--Registered Trademark--, and "AIM Funds Accounts" shall mean shareholder accounts for the AIM Funds."


2. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date first above written.

                                              AIM TAX-EXEMPT FUNDS

                                              By: /s/ Robert H. Graham
                                                 -------------------------------
                                                 President

ATTEST:

 /s/ Jim Coppedge
-----------------------------------------
Assistant Secretary

                                              A I M FUND SERVICES, INC.

                                              By: /s/ Tony Green
                                                 -------------------------------
                                                 President

ATTEST:

 /s/ Jim Coppedge
-----------------------------------------
Assistant Secretary


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